Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 27, 2013, relating to the consolidated financial statements of Royal Bancshares of Pennsylvania, Inc.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ ParenteBeard LLC

Philadelphia, Pennsylvania
September 3, 2013